U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Donovan				Timothy			R.
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   (Last)                           (First)             (Middle)
c/o Tenneco Automotive, Inc.
500 N. Field Drive
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                                    (Street)

Lake Forest	                    IL                  60045
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   (City)                           (State)              (Zip)

John B. Sanfilippo & Son, Inc.    (JBSS)
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

December 2, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                         2.           Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        Date         Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock (3)	 12/02/02		      J               87,656	  D		 77,056		 I (1)	  By spouse
															  as Trustee
															  for two
															  Siblings
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Common Stock (3)										 43,828		 I	  By Spouse
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Common Stock (2) (3)										 41,668		 I	  By Spouse
															  as Trustee
															  for their
															  Children
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of Deriv- ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                           5.                              7.                         ities     Deriv-   11.
            sion                              Number of                       Title and Amount           Bene-     ative    Nature
            or                3A.             Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-             Deemed 4.       Securities    Date              Securities        Price    Owned     ity:     In-
            cise     3.       Execu- Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price    Trans-   tion   action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.          of       action   Date,  Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of    Deriv-   Date     if any (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative    (Month/  (Month 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur-   Day/     /Day/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:
Code "J" - Shares held by Reporting Person's spouse, Elaine Karacic as trustee of 4 trusts, the beneficiaries of which are herself and her 3 siblings. Elaine Karacic is dissolving 2 trusts and transferring 87,656 shares into the names of the trust beneficiaries as follows:
Joe Karacic 43,828 shares, and Elaine Karacic 43,828 shares. A total of 77,056 shares will remain in two trusts, Elaine Karacic as trustee, the beneficiaries of which are her two siblings, Greg Karacic
(34,628 shares) and Rosanne Karacic (42,428 shares).
(1) Shares held by Reporting Person's spouse, Elaine Karacic as trustee of certain trusts, the beneficiaries of which are her two siblings, Roseanne Karacic and Greg Karacic.
(2) Shares held by Reporting Person's spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Elaine Karacic and Timothy Donovan; Maggie Donovan, Lukas Donovan, Kara Donovan, Jack Donovan, and Anne Donovan.
(3) This filing shall not be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of such shares, Mr. Donovan disclaims beneficial ownership of any of these shares.




	/s/Linda Crowley				  12/2/02
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      **Signature of Reporting Person                             Date

By: Linda Crowley, as attorney-in-fact for Timothy R. Donovan per Power of Attorney dated February 1, 2001. Original on file with the SEC.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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